Exhibit 10.1
THE GENERAL HOSPITAL CORPORATION
EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“AGREEMENT”), is made as of September 8, 2015 (the “EFFECTIVE DATE”), between ZELTIQ Aesthetics, Inc., a Delaware corporation, having a principal place of business at 4698 Willow Road, Pleasanton, CA 94588 (“COMPANY”), and The General Hospital Corporation, a not-for-profit corporation d/b/a Massachusetts General Hospital, having a place of business at 55 Fruit Street, Boston, MA 02114 (“HOSPITAL”).
RECITALS
WHEREAS, under research programs funded by the HOSPITAL and the U.S. Government, HOSPITAL through research conducted by the INVENTORS (as defined below) has developed inventions pertaining to the use of cooling to treat human fat and devices and methods related thereto;
WHEREAS, HOSPITAL, as a center for patient care, research and education, is the owner of certain PATENT RIGHTS (defined below) and desires to grant a license of those PATENT RIGHTS to COMPANY in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of products and processes.
WHEREAS, COMPANY has the capability to commercially develop, manufacture and use PRODUCTS and PROCESSES (defined below) for public use and benefit and desires to license such PATENT RIGHTS.
WHEREAS, under that certain Amended and Restated License Agreement between COMPANY and HOSPITAL, dated September 21, 2011 and effective as May 17, 2005 (the “FIRST LICENSE”), HOSPITAL has granted the COMPANY an exclusive license under certain PATENT RIGHTS.
WHEREAS, HOSPITAL and COMPANY now desire to enter into an additional license agreement for the PATENT RIGHTS, on the terms and conditions set forth herein.
.
For good and valuable consideration, the sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:
1.CERTAIN DEFINITIONS
The following terms shall have the following meanings as used herein, unless the context requires otherwise.
1.1    “AFFILIATE” with respect to either PARTY shall mean any corporation or other legal entity other than that PARTY in whatever country organized, controlling, controlled by or under common control with that PARTY. The term “control” shall mean (a) in the case of COMPANY, direct or indirect ownership of more than fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of HOSPITAL, the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.
1.2    “CLAIM(S)” shall mean (a) any pending or issued claim(s) of any PATENT RIGHT in Section 1.12(a), and (b) any issued claim(s) (but not pending claim(s)) of any PATENT RIGHT in Sections 1.12(b), and 1.1(a), in each case of (a) and (b), that has not expired, been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.3    “COMMERCIAL SALE” shall mean any TRANSFER of a PRODUCT or PROCESS by COMPANY, an AFFILIATE or SUBLICENSEE (which may include a TRANSFER to an AFFILIATE or SUBLICENSEE for value in the form of cash or otherwise).
1.4     “DISTRIBUTOR INCOME” shall mean any and all income or amounts, including the fair market value of any non-monetary consideration, actually received by COMPANY, its AFFILIATES and SUBLICENSEES for the TRANSFER of PRODUCTS or PROCESSES to a third party distributor who is not an AFFILIATE or SUBLICENSEE in consideration of the right to further TRANSFER a PRODUCT or PROCESS by such third party distributor to an end user. Such DISTRIBUTOR INCOME shall expressly exclude any SUBLICENSING INCOME as such term is defined in Section 1.17 of this AGREEMENT.
1.5    “FDA” shall mean the United States Food and Drug Administration.
1.6    “FD&C” shall mean the Federal Food, Drug and Cosmetic Act, as amended.
1.7    “INVENTORS” shall mean R. Anderson, Y. Jung, C. Evans and/or J. Tam.
1.8    “LICENSE FIELD” shall mean the controlled use of cold for any therapy or procedure directed to treatment of acne vulgaris, acne cystica, milia, sebaceous hyperplasia, steatocystoma multiplex, Favre-Racouchot, rosacea, hidradenitis supprativa, and/or folliculitis.
1.9    “LICENSE TERM” shall mean the period commencing on the EFFECTIVE DATE and continuing, with respect to any PATENT RIGHTS, for the life of the applicable patent, and, with respect to any TECHNOLOGICAL INFORMATION, in perpetuity.
1.10    “LICENSE TERRITORY” shall mean worldwide.
1.11    “NET SALES” shall mean:

(a)
the greatest of the gross amount billed, invoiced or received by COMPANY, its AFFILIATES and SUBLICENSEES (for the purposes of this Section 1.11 each a “SELLER”) for COMMERCIAL SALES of PRODUCTS and PROCESSES by COMPANY, its AFFILIATES and SUBLICENSEES (but excluding (i) any amounts billed, invoiced or received resulting from any TRANSFER of any PRODUCT or PROCESS between or among COMPANY, an AFFILIATE or any SUBLICENSEE, unless the transferee is the final purchaser of such PRODUCT or PROCESS; (ii) any royalty or similar payment by a SUBLICENSEE to COMPANY or an AFFILIATE, or by an AFFILIATE to COMPANY, on account of a TRANSFER of any PRODUCT or PROCESS by a SUBLICENSEE or AFFILIATE, as the case may be, to a third party; and (iii) any DISTRIBUTOR INCOME), less (to the extent appropriately documented) the following amounts actually paid or otherwise incurred by SELLER in effecting such TRANSFER;

(i)	credits and allowances by reason of rejection or return;

(ii)	reasonable and customary rebates, discounts and chargebacks;

(iii)	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced; and

(iv)
taxes, customs duties and other governmental charges levied on or measured by the sale, transportation, import or delivery of PRODUCTS or PROCESSES, to the extent separately invoiced, whether paid by or on behalf of COMPANY so long as COMPANY’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b)
In addition to the deductions listed in subsections 1.11(a)(i)-(iv) above, NET SALES in a REPORTING PERIOD will be reduced by the amount of bad debt remaining uncollected from TRANSFERS in previous REPORTING PERIODS, where COMPANY has previously paid royalties to HOSPITAL with respect to the COMMERCIAL SALE giving rise to the debt, and COMPANY has used reasonable best efforts to collect such debt and no longer has a reasonable expectation of collecting the invoiced amount.

(c)	No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or employed by a SELLER or otherwise, or for any cost of collections.

(d)
NET SALES shall occur on the earlier of the date of billing or invoicing for TRANSFER of a PRODUCT or PROCESS. For a PRODUCT or PROCESS for which SELLER does not bill or invoice, NET SALES shall occur on the date on which payment is due or made to the SELLER, whichever is earlier. If the date on which such payment is due or made cannot be ascertained, NET SALES shall be deemed to have occurred on the date of the TRANSFER of the PRODUCT or PROCESS.

(e)
In the event that a SELLER TRANSFERS any PRODUCT or PROCESS at a discounted price that is lower than a reasonable and customary discount permitted under Section 1.11(a)(ii) above, or for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the average non-discounted (except as provided in Section 1.11(a)(ii) above) cash amount charged to an independent third party for the same PRODUCT or PROCESS in the same country during the same REPORTING PERIOD or, in the absence of such transaction, on the fair market value of the PRODUCT or PROCESS. Notwithstanding the foregoing or any other provision of this Section 1.11(a)-(f), NET SALES shall not include the TRANSFER of any PRODUCT or PROCESS by a SELLER (i) for use in any clinical trial or any preclinical or other research, or (ii) for use to promote additional NET SALES, including use of detailing samples and promotional offers, except to the extent that such TRANSFERS as provided in Section 1.11(e)(ii) shall not exceed more than 1% of the total PRODUCT or PROCESS TRANSFERRED during the same REPORTING PERIOD or (iii) as part of a compassionate use, patient assistance or named patient program.

(f)
In the case of a TRANSFER of a PRODUCT within COMPANY or between or among COMPANY, any AFFILIATE or SUBLICENSEE, solely for further TRANSFER by such transferee, NET SALES shall be based on the further TRANSFER of such PRODUCT by such transferee.

1.12    “PATENT RIGHTS” shall mean

(a)
the United States and international patent application(s) and patent(s) listed in part 1 of Appendix A (which are the patent and patent applications licensed by HOSPITAL to COMPANY under the FIRST LICENSE as of the EFFECTIVE DATE); and

(b)	the United States and international patent application(s) and patent(s) listed in part 2 of Appendix A;
in each case of (a) and (b), including the equivalent of such patent or patent applications, including any non-provisional, division, continuations, and those claims in any continuations-in-part of the aforementioned patents or patent applications which claim an invention described or claimed in said patent or patent application and are entitled to the priority filing date of the said patent or patent application, or substitute therefor, or any foreign patent application corresponding to any such patent applications, or any U.S. or foreign letters patent or the equivalent thereof issuing thereon, or any reissue, renewal, reexamination or extension thereof.
1.13    “PROCESS” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more CLAIM(S) within the PATENT RIGHTS.
1.14    “PRODUCT” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part absent the license granted hereunder would infringe, or is covered by, one or more CLAIM(S) within the PATENT RIGHTS.
1.15    “REPORTING PERIOD” shall mean each three month period ending March 31, June 30, September 30 and December 31.
1.16    “SUBLICENSEE” shall mean any third party sublicensee of the rights granted by COMPANY under Section 2.1(a)(iii) or 2.1(b)(iii).
1.17    “SUBLICENSING INCOME” shall mean any and all non-royalty income received by COMPANY or an AFFILIATE in consideration for the sublicensing of any license granted to COMPANY by HOSPITAL hereunder or distribution of any PRODUCT or PROCESS for use in the LICENSE FIELD by a SUBLICENSEE or a third party distributor who is not an AFFILIATE or SUBLICENSEE, including but not limited to up front license fees, license issue fees, maintenance fees, payments pertaining to distribution rights, milestone payments or the fair market value of any non-cash consideration, but not including DISTRIBUTOR INCOME or payments that COMPANY receives for direct research and development or for equity investments in, or extensions of credit to COMPANY.
1.18    “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulae, know-how, process information and other information that is known to any of the INVENTORS as of the EFFECTIVE DATE of the AGREEMENT or during the term of this AGREEMENT, is owned or controlled by HOSPITAL and is necessary or useful for the development or commercialization of PRODUCTS or PROCESSES.
1.19    “TRANSFER” shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred, for value in the form of cash or otherwise, a PRODUCT or PROCESS in each case for use in the LICENSE FIELD, and further in the case of a PROCESS to use or perform such PROCESS for the benefit of a third party.
2.    LICENSE
2.1    Grant of License.

(a)	Development License. Subject to the terms of this AGREEMENT, HOSPITAL hereby grants to COMPANY in the LICENSE FIELD in the LICENSE TERRITORY for the LICENSE TERM:

(i)
an exclusive, royalty-free license under PATENT RIGHTS to research, develop, make, have made, use, and have used, but not to sell, offer for sell, have sold or Transfer, the PRODUCTS and to research, develop, use, have used, otherwise practice and have practiced, but not to Transfer, the PROCESSES;

(ii)	the nonexclusive right to disclose, use and transfer TECHNOLOGICAL INFORMATION disclosed by HOSPITAL to COMPANY hereunder; and

(iii)
the right to grant sublicenses under the rights granted in Section 2.1(a)(i) and 2.1(a)(ii) to SUBLICENSEES, provided that in each case COMPANY shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carried out by COMPANY itself.

(b)	Commercial License. Subject to the terms of this AGREEMENT, HOSPITAL hereby grants to COMPANY in the LICENSE FIELD in the LICENSE TERRITORY for the LICENSE TERM:

(i)
an exclusive, royalty-bearing license under PATENT RIGHTS to research, develop, make, have made, use, have used, sell, offer to sell, have sold, and TRANSFER the PRODUCTS and to research, develop, use, have used, otherwise practice and have practiced and TRANSFER the PROCESSES;

(ii)	the nonexclusive right to disclose, use and transfer TECHNOLOGICAL INFORMATION disclosed by HOSPITAL to COMPANY hereunder; and

(iii)
the right to grant sublicenses under the rights granted in Section 2.1(b)(i) and 2.1(b)(ii) to SUBLICENSEES, provided that in each case COMPANY shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carried out by COMPANY itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to HOSPITAL.

(c)
The licenses granted in Section 2.1(b) above include the right to grant to the purchaser of PRODUCTS from COMPANY, AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS and TECHNOLOGICAL INFORMATION.

(d)
The foregoing license grant under Sections 2.1(a) and 2.1(b) shall include the grant of said license to any AFFILIATE of COMPANY, provided that such AFFILIATE shall assume the same obligations as those of COMPANY and be subject to the same terms and conditions hereunder and further provided that COMPANY shall be responsible for the performance by said AFFILIATE of said obligations and for compliance by said AFFILIATE with said terms and conditions. COMPANY shall provide to HOSPITAL a fully signed, non-redacted copy of each agreement with each AFFILIATE that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by HOSPITAL.

2.2    Sublicenses. All sublicenses granted hereunder shall be consistent with the terms of this AGREEMENT and shall incorporate terms and conditions sufficient to enable COMPANY to comply with this AGREEMENT. COMPANY shall provide to HOSPITAL a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this AGREEMENT or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 9.6.
2.3    Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)
HOSPITAL’s and HOSPITAL’s AFFILIATES’ right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes; and

(b)
for PATENT RIGHTS supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any PRODUCTS used or sold in the United States shall be manufactured substantially in the United States.
2.4    No Additional Rights. It is understood that nothing in this AGREEMENT shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by HOSPITAL other than the PATENT RIGHTS expressly licensed hereunder. Subject to the license already granted by HOSPITAL to COMPANY under the FIRST LICENSE, HOSPITAL shall have the right to license any PATENT RIGHTS to any other party for any purpose outside of the LICENSE FIELD or the LICENSE TERRITORY.
2.5    Disclosure of PATENT RIGHTS and TECHNOLOGICAL INFORMATION.

(a)
During the term of this AGREEMENT, so long as INVENTORS are employed by HOSPITAL and if INVENTORS make any inventions related to the LICENSE FIELD and/or if any patent applications claiming any such inventions are filed, HOSPITAL shall promptly notify COMPANY and disclose such inventions and/or patent applications to COMPANY.

(b)
During the term of this AGREEMENT, so long as INVENTORS are employed by HOSPITAL and upon COMPANY’s request, HOSPITAL (through the INVENTORS) shall use reasonable efforts to promptly disclose any TECHNOLOGICAL INFORMATION beyond that disclosed in the patent application for the PATENT RIGHTS which is then known to the INVENTORS or HOSPITAL and which is needed for COMPANY to utilize the licenses granted hereunder.

2.6    Development and Commercialization. COMPANY has the exclusive right, in its sole discretion, to develop and commercialize PRODUCTS and PROCESSES in the LICENSED FIELD, including independently or with or through AFFILIATES or sublicensees.
2.7    Other Inventions, Research or Development in the LICENSE FIELD. If any of the INVENTORS make any invention related to the LICENSE FIELD wherein a patent or patent application that claims such invention would not be included in the Patent Rights, then COMPANY shall have a time limited first right to negotiate a royalty-bearing exclusive or non-exclusive license to all of HOSPITAL’s interest in such invention for use in the LICENSE FIELD. Within thirty (30) days of the disclosure of such invention to COMPANY pursuant to Section 2.5(b), COMPANY shall notify HOSPITAL whether or not it wishes to secure any such license to such invention. Upon receipt of such notice, HOSPITAL and COMPANY shall negotiate in good faith, for a period not to exceed forty-five (45) days from the date of such notice (“Negotiation Period”), to agree upon commercially reasonable terms for such license and to enter into a license agreement that reflects such terms. If such license agreement is not entered into before the end of the Negotiation Period, HOSPITAL may thereafter engage in licensing discussions with one or more third parties with respect to such invention and may grant a license to a third party with respect to such invention, provided that for a period of one (1) year after the end of the NEGOTIATION PERIOD, HOSPITAL shall not grant such a license to any third party on terms more favorable to such third party than the terms last offered to COMPANY, unless HOSPITAL first offers such more favorable terms to COMPANY and COMPANY does not accept such terms within thirty (30) days.
3.    PAYMENTS AND ROYALTIES
3.1    Patent Cost Reimbursement. The PARTIES acknowledge and agree that, under the FIRST LICENSE, COMPANY is obligated to reimburse HOSPITAL for all costs associated with the preparation, filing, prosecution and maintenance (“PATENT COSTS”) of the PATENT RIGHTS in Section 1.12(a). Within thirty (30) days of the EFFECTIVE DATE, COMPANY shall pay to HOSPITAL up to $50,000 as reimbursement for all PATENT COSTS for the PATENT RIGHTS in Section 1.12(b) incurred by HOSPITAL.
3.2    Royalties.

(c)
Beginning with the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, and subject to Section 3.3(d) below, COMPANY shall pay HOSPITAL during the term of the license granted under Section 2.1(b)(i), a royalty of three percent (3%) of (i) the NET SALES of all PRODUCTS and PROCESSES and (ii) any DISTRIBUTOR INCOME.

(d)
COMPANY may offset 50% of any royalty payments COMPANY is legally obligated to make to third parties to use patent rights that (i) dominate a PATENT RIGHT; or (ii) are necessary to commercialize the cooling mechanism of the device component of a PRODUCT. As used in this subsection 3.3(b): (i) “legally obligated” means obligated by court order, settlement agreement, contract or other legally binding written commitment; (ii) a PATENT RIGHT is dominated if, in COMPANY’s reasonable judgment, it cannot reasonably be practiced without infringing a valid claim of the dominant patent; and (iii) “necessary to commercialize” means reasonably necessary to make available for COMMERCIAL SALE on a commercially reasonable basis.

(e)
The royalty payment under this Section 3.3 is the full compensation owed by COMPANY to HOSPITAL on account of the COMMERCIAL SALE of the PRODUCT or PROCESS in the LICENSE FIELD, and is in lieu (and not in addition to) any royalties owed by COMPANY to HOSPITAL on account of the COMMERCIAL SALE of the PRODUCT or PROCESS in the LICENSE FIELD (for clarity, as defined in this AGREEMENT) under the FIRST LICENSE or any other license agreement between COMPANY and HOSPITAL, provided, however, that such PRODUCTS or PROCESSES are usable ONLY within the LICENSE FIELD and may not also be used on any applications outside the LICENSE FIELD. For clarity, notwithstanding Section 4.5 of the FIRST LICENSE, COMPANY has no obligation to pay any amounts to HOSPITAL on account of the COMMERCIAL SALE of the PRODUCT or PROCESS in the LICENSE FIELD other than the royalty payments set forth in this Section 3.3 and, notwithstanding Section 4.6 of the FIRST LICENSE, COMPANY has no obligation to pay any amounts to HOSPITAL on account of SUBLICENSING INCOME, whether as defined in this AGREEMENT or as defined in the FIRST LICENSE if received in consideration for the grant of a sublicense under the PATENT RIGHTS in the LICENSE FIELD (as defined in this AGREEMENT).

(f)
All payments due to HOSPITAL under this Section 3.3 shall be due and payable by COMPANY within thirty (30) days after the end of each REPORTING PERIOD, and shall be accompanied by a report as set forth in Section 4.1.

3.3    Form of Payment. All payments due under this AGREEMENT shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this AGREEMENT and identify the obligation under this AGREEMENT that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES. Checks for all payments due to the HOSPITAL under this AGREEMENT shall be made payable to HOSPITAL and addressed as set forth in Section 11.2.
3.4    Overdue Payments. The payments due under this AGREEMENT (other than payments that are the subject of a good faith dispute between COMPANY and HOSPITAL) shall, if overdue, bear interest beginning on the first day following the REPORTING PERIOD to which such payment was incurred and until payment thereof at a per annum rate equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each REPORTING PERIOD, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude HOSPITAL from exercising any other rights it may have as a consequence of the lateness of any payment.
4.    REPORTS AND RECORDS
4.1    Commercial Sales Reports. COMPANY shall report to HOSPITAL the date on which it achieves the first COMMERCIAL SALE in each country of the LICENSE TERRITORY within thirty (30) days of each such occurrence. Following the first COMMERCIAL SALE, COMPANY shall deliver reports to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD. Each report under this Section 4.1 shall have substantially the format outlined in Appendix B, shall be certified as correct by an officer of COMPANY and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding REPORTING PERIOD:

(g)	the number of TRANSFERRED PRODUCTS and PROCESSES by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(h)
the gross amount billed, due and paid by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and PROCESS, in each country, and total billings or payments due or made for all PRODUCTS and PROCESSES;

(i)	calculation of NET SALES and DISTRIBUTOR INCOME for the applicable REPORTING PERIOD in each country, including an itemized listing of permitted deductions;

(j)	total royalties payable on NET SALES and DISTRIBUTOR INCOME in U.S. dollars, together with the exchange rates used for conversion; and

(k)	any other payments due to HOSPITAL under this AGREEMENT. If no amounts are due to HOSPITAL for any REPORTING PERIOD, the report shall so state.
4.2    Audit Rights. COMPANY shall maintain, and shall cause each of its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this AGREEMENT and any amounts payable to HOSPITAL in relation to this AGREEMENT, which records shall contain sufficient information to permit HOSPITAL and its representatives to confirm the accuracy of any payments and reports delivered to HOSPITAL and compliance in all other respects with this AGREEMENT. COMPANY shall retain and make available, and shall cause each of its AFFILIATES and SUBLICENSEES to retain and make available, such records for at least five (5) years following the end of the calendar year to which they pertain, to HOSPITAL and/or its representatives, at HOSPITAL’s expense and upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours at a mutually agreeable time, to verify any reports and payments made and/or compliance in other respects under this AGREEMENT. If any examination conducted by HOSPITAL or its representatives pursuant to the provisions of this Section 4.2 show an underreporting or underpayment of five percent (5%) or more in any payment due to HOSPITAL hereunder, COMPANY shall bear the full cost of such audit and shall remit any amounts due to HOSPITAL (including interest due in accordance with Section 3.5) within thirty (30) days of receiving notice thereof from HOSPITAL.
4.3    Treatment of Reports. All reports provided by COMPANY to HOSPITAL under Section 4.1, and all information obtained by HOSPITAL and/or HOSPITAL’s representatives under Section 4.2, shall be maintained in Confidence by HOSPITAL, except as required by law.
5.    PATENT PROSECUTION AND MAINTENANCE
5.1    Prosecution. COMPANY shall have the first right, at its discretion and expense, to control the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS, excluding those PATENT RIGHTS in Section 1.12(a) that are not applicable to the LICENSE FIELD. For clarity, the terms and conditions of the FIRST LICENSE shall control the prosecution and maintenance of the PATENT RIGHTS in Section 1.12(a) that are not applicable to the LICENSE FIELD. Inventorship of all inventions shall be determined in accordance with U.S. patent laws and the parties will jointly confer in good faith to determine the correct inventorship of the subject matter disclosed or claimed in the PATENT RIGHTS in Section 1.12(b).
5.2    Copies of Documents. With respect to any PATENT RIGHT prosecuted by the COMPANY under this AGREEMENT, COMPANY shall, and shall instruct the patent counsel prosecuting such PATENT RIGHT to, promptly copy HOSPITAL on all patent prosecution documents, submissions and correspondence, to keep HOSPITAL fully informed of the progress of all patent applications and patents included in the PATENT RIGHTS, and to give HOSPITAL reasonable opportunity prior to making submissions to comment on the type and scope of claims, the nature of supporting disclosures, and other material matters. HOSPITAL’s advice and suggestions shall be taken into reasonable consideration by COMPANY and its legal counsel in connection with such applications.
5.3    Company’s Election Not to Proceed. COMPANY may elect to cease the prosecution or maintenance of any patent or patent application in PATENT RIGHTS in any country upon sixty (60) days advance written notice to HOSPITAL. Upon receipt of such notice, HOSPITAL may, at its discretion and expense, assume the prosecution of such PATENT RIGHTS. If HOSPITAL assumes the prosecution of such PATENT RIGHTS, HOSPITAL shall keep COMPANY reasonably informed on its prosecution of such PATENT RIGHTS, shall provide COMPANY reasonable opportunity to review and comment on its prosecution of such PATENT RIGHTS and shall consider in good faith any reasonable comments provided by COMPANY in connection with the prosecution of such PATENT RIGHTS. HOSPITAL’s assumption of the prosecution of such PATENT RIGHTS shall not affect COMPANY’s license and other rights under such PATENT RIGHTS.
6.    INFRINGEMENT
6.1    Company Right to Prosecute. COMPANY shall have the first right to protect the PATENT RIGHTS, excluding those PATENT RIGHTS in Section 1.12(a) that are not applicable to the LICENSE FIELD, from infringement in the LICENSE FIELD and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If HOSPITAL shall have supplied COMPANY with written evidence demonstrating to COMPANY’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party which poses a material threat to HOSPITAL’s rights under this AGREEMENT, HOSPITAL may by notice request COMPANY to take steps to protect the PATENT RIGHT. COMPANY shall notify HOSPITAL within forty five (45) days of the receipt of such notice whether COMPANY intends to prosecute the alleged infringement. If COMPANY notifies HOSPITAL that it intends to so prosecute, COMPANY shall, within forty five (45) days of its notice to HOSPITAL either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer. COMPANY shall indemnify and hold HOSPITAL harmless from any costs, expenses or liability that HOSPITAL incurs in connection with such action, regardless of whether HOSPITAL is a party-plaintiff, except for the expense of any independent counsel retained by HOSPITAL in accordance with Section 6.5 below.
6.2    Hospital Right to Prosecute. In the event COMPANY notifies HOSPITAL that COMPANY does not intend to prosecute said infringement, or in the event COMPANY does not notify HOSPITAL within forty-five (45) days whether it intends to prosecute the alleged infringement, or in the event COMPANY does not within ninety (90) days of notice by HOSPITAL either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, then in any such event, HOSPITAL may, upon notice to COMPANY, initiate legal proceedings against the infringer at HOSPITAL’s expense. Before commencing such action, HOSPITAL and, as applicable, any AFFILIATE, shall consult with COMPANY and shall give careful consideration to the views of COMPANY regarding the advisability of the proposed action and its potential effects on the public interest.
6.3    Assignment of Patent Rights. If COMPANY elects to commence an action as described in Section 6.1 above, and in the reasonable opinion of COMPANY’s counsel, HOSPITAL is legally required to be named as a party to such action for standing or other purposes, HOSPITAL, in its sole discretion, shall have the option to either permit such action to be brought in its name and to be joined as a party-plaintiff, or to assign to COMPANY all of HOSPITAL’s right, title and interest in and to the PATENT RIGHT which is the subject of such action (subject to all of HOSPITAL’s obligations to the government under law and any other rights that others may have in such PATENT RIGHT). If HOSPITAL elects to permit COMPANY to commence such action to be brought in its name and to be joined as a party-plaintiff, HOSPITAL shall notify COMPANY of its election within thirty (30) days of notice from COMPANY of an action, or such shorter period as may be necessary to meet any deadlines for submitting or filing a response. If HOSPITAL at any time elects to assign its PATENT RIGHTS to COMPANY, such action by COMPANY shall thereafter be brought or continued without HOSPITAL as a party, if HOSPITAL is no longer an indispensable party; provided, however, that COMPANY shall continue to meet all of its obligations under this AGREEMENT, and COMPANY and HOSPITAL shall have the right to effectuate all the provisions of this AGREEMENT, including but not limited the provisions of Section 9 hereunder, as if the assigned PATENT RIGHT were still licensed to COMPANY.
6.4    Settlement. Neither COMPANY nor HOSPITAL shall enter into any settlement, consent judgment or other voluntary final disposition of any infringement action involving PATENT RIGHTS in the LICENSE FIELD without the prior written consent of the other PARTY.
6.5    Cooperation. Each PARTY agrees to cooperate reasonably in any action under this Section 6 which is controlled by the other PARTY, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 6.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the PARTY bringing suit in accordance with Section 6.6.
6.6    Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by the controlling party, then reimbursement of such expenses of the cooperating party, and then the remainder shall be divided between the PARTIES as follows:

(i)
if the amount is based on lost profits, COMPANY shall receive an amount equal to the damages COMPANY has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due HOSPITAL pursuant to this AGREEMENT on TRANSFERS of PRODUCT and PROCESSES lost by COMPANY and any other lost opportunities, as a result of the infringement; and

(ii)
HOSPITAL shall receive an amount equal to the royalties and other payments it would have received pursuant to this Agreement if such TRANSFERS had been made and such other opportunities captured by COMPANY; and

(g)	The remainder of any awards other than those based on lost profits shall be shared equally by the PARTIES.
7.    INDEMNIFICATION
7.1    Indemnification.

(a)
COMPANY shall indemnify, defend and hold harmless HOSPITAL and its AFFILIATES and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the INDEMNITEES or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any PRODUCT or PROCESS used or sold pursuant to any right or license granted under this AGREEMENT, provided, however, that the above indemnification shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence, gross negligence, reckless misconduct or intentional misconduct of any INDEMNITEE.

(b)
As a condition of COMPANY’s indemnity obligation in Section 7.1(a) above, HOSPITAL shall promptly notify COMPANY of any actual claim or action with respect to the subject matter of the indemnity in this AGREEMENT, provided however that a delay in giving such notice shall relieve COMPANY of its indemnity obligation only to the extent that such delay actually increases COMPANY’s ultimate indemnity obligation; and hereby gives COMPANY authority to control the defense of any third party claim or action and the defense and settlement thereof with counsel of its own choice that are reasonably acceptable to the HOSPITAL. COMPANY shall, at its own expense, defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Any INDEMNITEE shall have the right to retain its own counsel, at its own expense, if representation of such INDEMNITEE by counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such INDEMNITEE and any other party represented by such counsel. COMPANY agrees to keep HOSPITAL informed of the progress in the defense and disposition of such claim and to consult with HOSPITAL prior to any proposed settlement.

(c)	This section 7.1 shall survive expiration or termination of this AGREEMENT.
8.    WARRANTIES AND DISCLAIMER
8.1    Limited Warranties and Representations.

(a)
To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL is the owner by assignment from INVENTORS of the PATENT RIGHTS and has the right, power, and authority to enter into this agreement and license the PATENT RIGHTS to COMPANY hereunder.

(b)
To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, the execution and performance of this AGREEMENT does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by HOSPITAL to any third person.

(c)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL has not granted licenses or other rights to practice the PATENT RIGHTS to any other entity.
8.2    No Warranties. EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.
8.3    Disclaimer. IN NO EVENT SHALL EITHER HOSPITAL OR COMPANY OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, TORT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL OR COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.
9.    TERM AND TERMINATION
9.1    Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the date on which all issued patents and filed patent applications within the PATENT RIGHTS have expired or been abandoned, unless this AGREEMENT is terminated earlier in accordance with the provisions of this Section 9.
9.2    Termination for Failure to Pay. If COMPANY fails to make any payment due hereunder, HOSPITAL shall have the right to terminate this AGREEMENT upon thirty (30) calendar days written notice, unless COMPANY makes such payments plus any interest due, as set forth in Section 3.5, within said thirty (30) day notice period. If payments are not made, HOSPITAL may immediately terminate this AGREEMENT at the end of said thirty (30) day period. COMPANY shall be entitled to only one such cure period in a calendar year; for a second failure to make payment on time within a calendar year, HOSPITAL shall have the right to terminate this AGREEMENT immediately upon written notice.
9.3    Termination for Insolvency. HOSPITAL shall terminate this AGREEMENT immediately upon written notice with no further notice obligation or opportunity to cure if COMPANY shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.
9.4    Termination for Non-Financial Default. If COMPANY, its AFFILIATES or SUBLICENSEES shall materially breach its obligations under this AGREEMENT, and if such breach has not been cured within sixty (60) days after notice by HOSPITAL in writing of such breach, HOSPITAL may immediately terminate any licenses granted hereunder with respect to the country or countries in which such default has occurred at the end of said cure period. HOSPITAL shall also have the right to terminate such licenses immediately upon written notice, in the event of repeated defaults within one calendar year, even if cured within such sixty (60) day periods, as the case may be.
9.5    Termination by Company. COMPANY shall have the right to terminate this AGREEMENT by giving ninety (90) days advance written notice to HOSPITAL.
9.6    Effect of Termination on Sublicenses. Any sublicenses granted by COMPANY under this AGREEMENT shall provide for termination, or assignment to HOSPITAL of COMPANY’s interest therein, consistent with the terms and conditions set forth in this Section 9.6, upon termination of this AGREEMENT or upon termination of any license hereunder under which such sublicense has been granted. In the event of termination of this AGREEMENT or any of the licenses hereunder, if a sublicense agreement is consistent with this AGREEMENT, HOSPITAL shall, within thirty (30) days after such termination, notify each SUBLICENSEE of HOSPITAL’s intent to accept direct assignment of such sublicense agreement and accept such assignment. In the event of termination of this AGREEMENT or any of the licenses hereunder, if HOSPITAL determines that a sublicense agreement is not consistent with this AGREEMENT, HOSPITAL shall terminate such sublicense agreement and HOSPITAL shall grant a direct license to each SUBLICENSEE effective as of the date of termination of this AGREEMENT provided that (i) SUBLICENSEE is not in default under its sublicense agreement, at the time of the termination of this AGREEMENT, and (ii) within thirty (30) days after the termination of this AGREEMENT, HOSPITAL notifies the SUBLICENSEE in writing that it has reasonably determined that the sublicense agreement is not consistent with this AGREEMENT. HOSPITAL shall negotiate with SUBLICENSEE in good faith the direct license from HOSPITAL to SUBLICENSEE under the PATENT RIGHTS and TECHNOLOGICAL INFORMATION (or the subset of the PATENT RIGHTS and TECHNOLOGICAL INFORMATION that was sublicensed to the SUBLICENSEE) in the sublicensed field, and such direct license shall otherwise be on the terms and conditions of the sublicense agreement between COMPANY and SUBLICENSEE to the extent that such terms are consistent with this AGREEMENT, provided however that if the economic terms in such sublicense agreement are less than the economic terms in this AGREEMENT, HOSPITAL shall not be obligated to grant a direct license unless the SUBLICENSEE agrees that the economic terms in the direct license agreement between the HOSPITAL and SUBLICENSEE shall be amended so that such terms are no less than what HOSPITAL would have received from COMPANY as a result of the sublicense from COMPANY to SUBLICENSEE and SUBLICENSEE’s performance thereunder had this AGREEMENT between HOSPITAL and COMPANY survived.
9.7    Effects of Termination of Agreement. Subject to Section 9.6 above, upon termination of this AGREEMENT or any of the licenses hereunder for any reason, final reports in accordance with Section 4 shall be submitted to HOSPITAL and all royalties and other payments, including without limitation any reimbursed PATENT COSTS, accrued or due to HOSPITAL as of the termination date shall become immediately payable. The termination or expiration of this AGREEMENT or any licenses granted hereunder shall not relieve COMPANY, its AFFILIATES or SUBLICENSEES of obligations arising before such termination or expiration.
10.    COMPLIANCE WITH LAW
10.1    Compliance. COMPANY shall have the sole obligation for compliance with, and shall ensure that any AFFILIATES and SUBLICENSEES comply with, all government statutes and regulations that relate to PRODUCTS, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1997, as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country in the LICENSE TERRITORY.
10.2    Patent Numbers. COMPANY shall cause all PRODUCTS sold in the United States to be marked with all applicable U.S. Patent Numbers either directly or virtually, to the full extent required by United States law. COMPANY shall similarly cause all PRODUCTS shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.
11.    MISCELLANEOUS
11.1    Entire Agreement; Relationship to First License. This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof. The parties acknowledge and agree that (a) COMPANY has, pursuant to the FIRST LICENSE, an exclusive license to the PATENT RIGHTS described in Section 1.12(a) of this AGREEMENT with respect to the LICENSE FIELD (as defined in the FIRST LICENSE), (b) the LICENSE FIELD as defined in this AGREEMENT is included in the LICENSE FIELD as defined in the FIRST LICENSE, and (c) such license granted pursuant to the FIRST LICENSE overlaps with the licenses granted to COMPANY pursuant to this AGREEMENT. The FIRST LICENSE shall remain in full force and effect, except that during the term of this AGREEMENT (i) the payment obligations set forth in this AGREEMENT shall replace the payment obligations set forth in the FIRST LICENSE with respect to the PRODUCT and PROCESS in the LICENSE FIELD (for clarity, as defined in this AGREEMENT); (ii) the patent prosecution and enforcement provisions set forth in this AGREEMENT shall replace the patent prosecution provisions set forth in the FIRST LICENSE with respect to the PATENT RIGHTS in Section 1.12(a) that are applicable to the LICENSE FIELD (for clarity, as defined in this AGREEMENT); and (iii) in the event of any conflict or inconsistency between the terms and conditions of this AGREEMENT and the terms and conditions of the FIRST LICENSE with respect to the LICENSE FIELD, the terms and conditions of this AGREEMENT will prevail. For clarity, nothing in this AGREEMENT shall be interpreted as depriving COMPANY of any rights it has pursuant to the FIRST LICENSE or, to the extent that the terms and conditions of this AGREEMENT are the same as the terms and conditions of the FIRST LICENSE, requiring COMPANY to perform two separate sets of activities to satisfy such duplicated terms and conditions. For further clarity, if this AGREEMENT is terminated during the term of the FIRST LICENSE, then the terms and conditions of this AGREEMENT, to the extent that they do not survive such termination, shall no longer replace or prevail over any terms and conditions of the FIRST LICENSE and the parties’ rights and obligations under the FIRST LICENSE shall thereafter be unaffected by the previous existence of this AGREEMENT.
11.2    Notices. Any written notices, reports, waivers, correspondences or other communications required under or pertaining to this AGREEMENT, and including all payments required hereunder, shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other PARTY, which for HOSPITAL shall be as follows:
Director, Corporate Sponsored Research and Licensing
Massachusetts General Hospital
Building 149, 13th Street, Suite 5036
Charlestown, MA 02129
If to Company:

ZELTIQ Aesthetics, Inc.
4698 Willow Road
Pleasant, CA 94588
Attention: General Counsel
Fax: (925) 621-7325

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated Postal Service postmark or dated receipt from a commercial carrier.
11.3    Amendment; Waiver. This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the PARTIES or, in the case of a waiver, by the PARTY waiving compliance. The failure of either PARTY at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either PARTY of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.
11.4    Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by the PARTIES hereto and their respective permitted successors and assigns.
11.5    Assignment. Except as set forth in this Section 11.5, COMPANY shall not assign any of its rights or obligations under this AGREEMENT without the prior written consent of HOSPITAL. No such consent will be required, however, to assign this AGREEMENT to a successor of the COMPANY’s business to which this AGREEMENT pertains or to a purchaser of substantially all of the COMPANY’s assets related to this AGREEMENT, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. COMPANY shall notify HOSPITAL in writing of any such assignment and provide a copy of all assignment documents and related agreements to HOSPITAL within thirty (30) days of such assignment. Failure of an assignee to agree to be bound by the terms hereof shall be grounds for termination of this AGREEMENT for default.
11.6    Force Majeure. Neither PARTY shall be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.
11.7    Use of Name. Neither PARTY shall use the name of the other PARTY or of any trustee, director, officer, staff member, employee, student or agent of the other PARTY or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the PARTY or individual whose name is to be used. For HOSPITAL, such approval shall be obtained from HOSPITAL’s Chief Public Affairs Officer.
11.8    Governing Law. This AGREEMENT shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each PARTY agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this AGREEMENT or the subject matter hereof.
11.9    Hospital Policies. COMPANY acknowledges that HOSPITAL’s employees and medical and professional staff members and the employees and staff members of HOSPITAL’s AFFILIATES are subject to the applicable policies of HOSPITAL and such AFFILIATES, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. COMPANY shall provide HOSPITAL with any agreement it proposes to enter into with any employee or staff member of HOSPITAL or any of HOSPITAL’s AFFILIATES for HOSPITAL’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. HOSPITAL shall provide COMPANY, at COMPANY’s request, with copies of any such policies applicable to any such employee or staff member.
11.10    Severability. If any provision(s) of this AGREEMENT are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the PARTIES that the remainder of this agreement shall not be effected thereby. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this AGREEMENT a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.
11.11    Survival. In addition to any specific survival references in this AGREEMENT, Sections 1, 2.4, 4.2, 4.3, 7.1, 8.2, 8.3, 9.6, 9.7, 11.1, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12 and 11.13 shall survive termination or expiration of this AGREEMENT.
11.12    Interpretation. The PARTIES hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.
11.13    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this AGREEMENT.
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IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the date first written above.

COMPANY BY: /s/ Sergio Garcia TITLE: SVP, General Counsel & Secretary DATE: September 8, 2015	HOSPITAL BY: /s/ Patrick J. Fortune TITLE: MS LEADER DATE: September 8, 2015

Appendix A

PATENT RIGHTS
Part 1: Patents under FIRST LICENSE:
1. US Utility Patent Application, Serial No. 10/391,221, filed on March 17th, 2003, claiming priority from US Provisional Application, Serial No. 60/365,662, filed on March 15th, 2003.
2. US Utility Patent Application, Serial No. 11/016,196, filed on December 17th, 2003, a continuation in part of US Utility Patent Application, Serial No 10/391,221.
3. PCT Patent Application, Serial No. US03/08014, filed on March 17, 2003.
4. Australia: Patent Application No. 2003220311, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
5. Brazil: Patent Application No. 0308642.9, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
6. Canada: Patent Application No, 2,478,887, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
7. China: Patent Application No. 03810938.7, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
8. Israel: Patent Application No. 164115, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
9. Japan: Patent Application No. 2003-576590, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
10. Mexico: Patent Application No. 2004-008992, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
11. EPO: Patent Application No. 03711609.7, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.
Part 2:
1. U.S. Patent Application Serial No. 61/934,654, filed January 31, 2014.

1.